Exhibit 99.1

OrangeHook, Inc. to Aid in Colombian National Victim Repair Unit Initiative

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March 14, 2017 11:00 ET | Source: OrangeHook

MINNEAPOLIS, March 14, 2017 (GLOBE NEWSWIRE) -- Through a recently signed Agreement between Medsis, a U.S. based big data company, and the Colombian Government’s National Victims Repair Unit, launched an initiative to modernize the entire Colombian citizen’s database system by means of the donation of Medsis’ big data management technology platform, CEREBRO. The system will convert all existing databases into a single unified civil registry. The use of CEREBRO, along with advanced state-of-the-art security protocols and algorithms, will allow identities of all registered victims to be safely verified and stored, creating efficiencies in all programs within the National Victims Repair Unit and potentially beyond. The National Victims Repair Unit was created to facilitate reparation payments which are a key component of the Colombian Government’s recent peace agreement with the FARC in their efforts to achieve a conclusion of the country’s 60-year-old internal conflict.

The project will provide a platform for the distribution of benefits to more than 8 million identified victims. Under terms of the agreement payments of approximately 1.2 Trillion Colombian Pesos ($400 Million USD) will be distributed annually over the next ten years, over 12 trillion pesos ($4B USD) in total.

WAIV, an Australian company focused on payment applications, will be the financial bridge between the National Victims Repair Unit and the persons registered in it. Together with a known payment network for the WAIVCARD and the participation of a Colombian bank, WAIV will be responsible for integrating the MEDSIS: CEREBRO platform to accurately disburse the reparations and financial humanitarian aid to the people registered in the database. The integration with WAIV as a processor makes possible the accurate and timely procedure to manage and disburse the funds to the victims over the next 10 years.

DAX CABRERA, President and CEO of Medsis stated, “This historic project, to help heal the nation of Colombia, is exactly what Medsis was designed for. The vision of Colombia and of director ALAN JARA to provide humanitarian aid throughout Colombia, is an important global goal of Medsis.”

John Fenga, CEO of WAIV, expressed his satisfaction at being part of this initiative that will allow relief to victims of Colombia's unfortunate internal conflict, “We’re excited to be a part of this incredible opportunity,” said Fenga, “Helping the less fortunate is a key part of the WAIV philosophy.”

OrangeHook, a Minneapolis, Minnesota-based company, is an identification authentication company with systems and applications focused in healthcare, government, and data transfer accuracy.

James Mandel, OrangeHook CEO, stated, “We are delighted to be recognized as a leader in identification processes, and look forward to our continuing involvement in this historic program.”

For more information about OrangeHook, please visit www.orangehook.com.

About the players:

The Victims Unit (UnidadVictimas.gov.co) is a branch of the Colombian Government whose objective is to help and integrally repair the victims of war, with the objective of completing social inclusion and reparation of all affected victims.

Medsis (Medsis.com) is an international information technology company that provides platforms for data management, integration, consolidation, and analysis. Their systems are designed to operate in environments with volatile infrastructure such as remote, rural, and conflict areas.

WAIV (WAIVCard.com) is an international technology company offering a comprehensive payment system designed to make banking online safer, faster, and cheaper. Its aim is to increase global financial inclusion for the 2 billion unbanked people worldwide.

OrangeHook (orangehook.com) (OTC: NUVLD) is a global leader in identity solutions. Through its suite of proprietary technologies, OrangeHook helps health, government, and corporate entities with cloud-based validation, accreditation, and verification services.

Contacts

OrangeHook, Inc.

James Mandel, CEO

Jim.mandel@orangehook.com

Medsis

Sara Cabrera

Sara@medsis.com

WAIV

John Fenga, CEO

john.fenga@waiv.com